SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                             ------------------------

                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 15, 2003

                                             ------------------------


                           SHORE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)



          Virginia                   000-23847                 54-1873994
(State or other jurisdiction of     (Commission             (I.R.S. Employer
incorporation or organization)      File Number)            Identification No.)

                            ------------------------

                             25253 Lankford Highway
                              Onley, Virginia 23418
          (Address of principal executive offices, including zip code)
                            ------------------------


       Registrant's telephone number, including area code: (757) 787-1335

Item 7.   Financial Statements and Exhibits.

  (c)     Exhibits.

          99.1 Press Release issued by Shore Financial Corporation, dated July 15, 2003.


Item 9.    Regulation FD Disclosure.

         The following information and referenced exhibit are being furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

         On July 15, 2003, Shore Financial Corporation issued a press release announcing its results of operations for the quarter ended June 30, 2003. A copy of the company's press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             SHORE FINANCIAL CORPORATION


                                             By: /s/ Steven M. Belote
                                                 --------------------
                                                  Steven M. Belote
                                                  Vice President and
                                                  Chief Financial Officer


July 16, 2003

FOR IMMEDIATE RELEASE
Onley, Virginia
Tuesday, July 15, 2003

              Shore Financial Corporation Announces Record Earnings

         Shore Financial Corporation announced today that the company's earnings for the three months ended June 30, 2003 were $534,500, compared to $476,800 in the second quarter of 2002. Net income per share for the second quarter of 2003 increased 10.7% to $0.31 per share compared to $0.28 per share for the second quarter of 2002. Earnings for the six months ended June 30, 2003 were $955,500, or $0.56 per share, compared to $885,800, or $0.52 per share, for the same period of 2002.

         Core earnings continued to benefit from strong loan growth during the quarter, while asset quality remained solid. Additionally, earnings from the bank's investment subsidiary, Shore Investments Inc., remained robust with year-to-date commission revenues at more than double the levels realized during the prior year. The company's net interest margin, negatively impacted by an $18.0 million deposit acquisition during December 2002, improved by 15 basis points to 3.65% during the quarter. The net interest margin for the first six months ended June 30, 2003 was 3.58%.

         Scott C. Harvard, President and CEO, commented, "The second quarter of 2003 was our most profitable quarter ever, thanks to strong loan demand, fee income, and the continued decline in deposit costs. Key banking companies have recently been acquired in both our Maryland and Virginia markets, creating opportunities for continued in-market growth."

         Since June of 2002, the company's loans have increased 12.6% to $128.6 million, while deposits have increased 11.8% to $157.3 million. As a result, net interest income increased 6.9% to $1.53 million for the quarter ended June 30, 2003, as compared to the second quarter of 2002, while 2003 year-to-date net interest income increased 6.7% to $2.98 million over the 2002 amount.

         During the June 2003 quarter, noninterest income, excluding gains on sale of securities, was $410,000, representing an increase of 28.7% over 2002 second quarter noninterest income, while year-to-date noninterest income increased 24.3% to $805,400 over the 2002 comparable amount. Gains on sale of investment securities had a positive after-tax impact on earnings for the quarter of $60,000. Bank-owned life insurance income and increases in both deposit account fees and commissions earned by Shore Investments Inc. helped drive the increase in total noninterest income.

         Noninterest expenses for the three and six month periods ended June 30, 2003 were $1.16 million and $2.28 million, respectively, as compared to $969,600 and $1.98 million, respectively, during the same periods of 2002. Increased employee compensation and benefits expense constituted the majority of this increase, including a 24.0% rise in health insurance costs over the 2002 six month period. Additionally, increased professional fees contributed to the overall increase in noninterest expense as the company outsourced efforts to maintain its high standards of compliance with regulatory and corporate governance requirements.

         The company also announced today that it had contracted to construct a new building that will house its operations and administrative offices in Onley, Virginia. The new facility will cost approximately $2.9 million and will replace operations space currently being leased. It will also allow the bank to expand its branch office in Onley by relocating the administrative offices out of the retail area of the bank. Completion is expected in summer of 2004.

                  Shore Financial Corporation is the only publicly traded company with headquarters on the Eastern Shore of Virginia. Its stock is traded on the NASDAQ National Stock Market under the symbol SHBK. Its banking subsidiary, Shore Bank, serves the Eastern Shore of Maryland and Virginia through seven full service banking facilities, six ATMs and twenty-four hour telephone and online banking services. Through banking subsidiaries and affiliated companies, the bank provides title insurance, trust services, and nondeposit investment products. For more information on stock, products and services, visit www.shorebank.com.




Financial Highlights:

                                    Three Months Ended June 30,         Six Months Ended June 30,
                                 ----------------------------------- ---------------------------------
                                      2003              2002               2003              2002
                                 ---------------  ------------------ ------------------  -------------

OPERATIONS:

Net Interest Income                  $1,533,200          $1,433,900         $2,980,800     $2,793,100

Non Interest Income                     506,000             318,600            901,400        647,700

Loan loss                                95,100              81,600            190,200        157,700

Non Interest Expense                  1,155,200             969,600          2,280,800      1,980,300

Income Tax Expense                      254,400             224,500            455,700        417,000

Net Income                              534,500             476,800            955,500        885,800


RATIOS AND OTHER FINANCIAL DATA:

Total Shares Outstanding              1,696,917           1,693,817          1,696,917      1,693,817

Weighted Avg Shares-Diluted           1,720,817           1,709,818          1,718,436      1,706,624

Diluted Earnings Per Share                $0.31               $0.28              $0.56          $0.52

Total Assets                        187,468,000         160,388,500        187,468,000    160,388,500

Gross Loans                         128,641,200         114,244,100        128,641,200    114,244,100

Deposits                            157,297,200         140,745,500        157,297,200    140,745,500

Total Equity                         19,464,400          17,019,700         19,464,400     17,019,700

Average Assets                      182,871,400         156,085,900        181,523,000    151,698,000

Average Equity                       19,038,500          16,722,600         18,736,000     16,610,000

Net Interest Margin                       3.65%               3.89%              3.58%          3.92%

Return on Average Assets                  1.17%               1.22%              2.11%          2.34%

Return on Average Equity                 11.23%              11.40%             10.20%         10.67%

Efficiency Ratio                         59.45%              55.30%             60.19%         57.51%
